Exhibit 99.1

THE LGL GROUP, INC. REPORTS Fourth QUARTER AND FULL FISCAL YEAR 2023 RESULTS

Fourth Quarter 2023

•	Total revenues increased $417,000 to $995,000 for the three months ended December 31, 2023 from $578,000 for the three months ended December 31, 2022
•

Income (loss) from continuing operations before income taxes and after non-controlling interests increased $466,000 to $303,000 for the three months ended December 31, 2023 from ($163,000) for the three months ended December 31, 2022

•	Net income per diluted share remained flat at $0.02 for the three months ended December 31, 2023 and 2022

Fiscal Year 2023

•	Total revenues increased $6,357,000 to $3,678,000 for the fiscal year ended December 31, 2023 from ($2,679,000) for the fiscal year ended December 31, 2022
•

Income (loss) from continuing operations before income taxes and after non-controlling interests increased $7,004,000 to $598,000 for the fiscal year ended December 31, 2023 from ($6,406,000) for the fiscal year ended December 31, 2022

•	Net income (loss) per diluted share increased $0.61 to $0.05 for the fiscal year ended December 31, 2023 from ($0.56) for the fiscal year ended December 31, 2022

ORLANDO, FL. – April 1, 2024 – The LGL Group, Inc. (NYSE American: LGL) ("LGL," "LGL Group," or the "Company") announced today its financial results for the fourth quarter and full fiscal year ended December 31, 2023.

"Fiscal year 2023 was the first year post-separation of M-tron Industries, Inc. (NYSE: MPTI) and we are pleased with the value we delivered our shareholders through the spin-off," said Marc Gabelli, Chairman and Co-Chief Executive Officer.

Tim Foufas, Co-CEO, added, "We are continuing to evaluate opportunities where we can re-deploy our capital, either through wholly owned acquisitions or via controlled investments. While we are industry agnostic, we have an affinity towards aerospace and defense, consumer products, and industrial companies that are cash flow positive with distinct competitive advantages."

Liquidity

Our working capital metrics and ratios were as follows:

	As of December 31,
(in thousands)	2023	2022
Current assets	$41,566	$39,340
Less: Current liabilities	474	587
Working capital	$41,092	$38,753

Current ratio	87.7	67.0

As of December 31, 2023, LGL Group had investments (classified within Cash and cash equivalents and Marketable securities) with a fair value of $40.7 million, of which $23.5 million was held within the Merchant Investment business.

Consolidated Results

Fourth quarter 2023 net income available to LGL Group common shareholders was $134,000, or $0.02 per diluted share, compared with $133,000, or $0.02 per diluted share, in the fourth quarter of 2022. The increase was primarily due to the following:

•

a $197,000 increase in Net investment income due to higher yields earned on the Company's Cash and cash equivalents, which are invested in U.S. Treasury money market funds, in 2023 than on the Company's investments in mutual funds in 2022;

•	a $298,000 increase in Net gains (losses) due to the sale of the Company's investment in IronNet, Inc. in Q4 2022 at a loss; and
•	a $111,000 decrease in Engineering, selling and administrative due to lower salaries, wages, and other compensation as well as professional services and other consulting fees in 2023 compared to 2022.

The increase was partially offset by:

•	a $78,000 decrease in Net sales due to significant bookings in 2022 that were also delivered in 2022;
•	a $333,000 increase in Income tax expense (benefit) due to higher income from continuing operations in 2023; and
•	a $132,000 decrease in Income from discontinued operations, net of tax due to no discontinued operations in 2023 compared to the Separation of M-tron Industries, Inc. in 2022.

Fiscal year 2023 net income available to LGL Group common shareholders was $269,000, or $0.05 per diluted share, compared with ($2,992,000), or ($0.56) per diluted share, for fiscal year 2022. The increase was primarily due to the following:

•	a $1,153,000 increase in Net investment income due to higher yields earned on the Company's Cash and cash equivalents and Marketable securities in 2023 compared to 2022;
•	a $5,131,000 increase in Net gains (losses) due to the sales of investments in Marketable securities at a gain in 2023 compared to selling the Company's investment in IronNet, Inc. at a loss 2022; and
•

a $654,000 decrease in Engineering, selling and administrative due to lower salaries and wages, share-based compensation expense, and professional services and other consulting fees in 2023 compared to 2022.

The increase was partially offset by:

•	a $1,830,000 increase in Income tax expense (benefit) due to higher income from continuing operations in 2022; and
•	a $1,913,000 decrease in Income from discontinued operations, net of tax due to no discontinued operations in 2023 compared to the Separation of M-tron Industries, Inc. in 2022.

About The LGL Group, Inc.

The LGL Group, Inc. ("LGL," "LGL Group," or the "Company") is a holding company engaged in services, merchant investment and manufacturing business activities. Precise Time and Frequency, LLC ("PTF") is a globally positioned producer of industrial Electronic Instruments and commercial products and services. Founded in 2002, PTF operates from our design and manufacturing facility in Wakefield, Massachusetts. Lynch Capital International LLC is focused on the development of value through investments.

LGL was incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. We maintain our executive offices at 2525 Shader Road, Orlando, Florida 32804. Our telephone number is (407) 298-2000. Our Internet address is www.lglgroup.com. LGL common stock and warrants are traded on the NYSE American ("NYSE") under the symbols "LGL" and "LGL WS", respectively.

LGL Group's business strategy is primarily focused on growth through expanding new and existing operations across diversified industries. The Company's engineering and design origins date back to the early 1900s. In 1917, Lynch Glass Machinery Company ("Lynch Glass"), the predecessor of LGL Group, was formed and emerged in the late 1920s as a successful manufacturer of glass-forming machinery. Lynch Glass was then renamed Lynch Corporation ("Lynch") and was incorporated in 1928 under the laws of the State of Indiana. In 1946, Lynch was listed on the "New York Curb Exchange," the predecessor to the NYSE American. The Company has a had a long history of owning and operating various business in the precision engineering, manufacturing, and services sectors.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact:

The LGL Group, Inc.

Christopher Nossokoff

(407) 298-2000

info@lglgroup.com

The LGL Group, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
(in thousands, except share data)	2023	2022	2023	2022
Revenues:
Net sales	$446	$524	$1,728	$1,655
Net investment income	549	352	1,566	413
Net gains (losses)	—	(298)	384	(4,747)
Total revenues	995	578	3,678	(2,679)
Expenses:
Manufacturing cost of sales	201	165	796	837
Engineering, selling and administrative	465	576	2,236	2,890
Total expenses	666	741	3,032	3,727
Income (loss) from continuing operations before income tax expense	329	(163)	646	(6,406)
Income tax expense (benefit)	169	(164)	301	(1,529)
Net income (loss) from continuing operations	160	1	345	(4,877)
Income (loss) from discontinued operations, net of tax	—	132	(28)	1,885
Net income (loss)	160	133	317	(2,992)
Less: Net income attributable to non-controlling interests	26	—	48	—
Net income (loss) attributable to LGL Group common stockholders	$134	$133	$269	$(2,992)

Income (loss) per common share attributable to LGL Group common stockholders:
Basic:
Income (loss) from continuing operations	$0.03	$—	$0.06	$(0.91)
Income (loss) from discontinued operations	—	0.02	(0.01)	0.35
Net income (loss) attributable to LGL Group common stockholders	$0.03	$0.02	$0.05	$(0.56)

Diluted:
Income (loss) from continuing operations	$0.02	$—	$0.06	$(0.91)
Income (loss) from discontinued operations	—	0.02	(0.01)	0.35
Net income (loss) attributable to LGL Group common stockholders	$0.02	$0.02	$0.05	$(0.56)

Weighted average shares outstanding:
Basic	5,352,937	5,349,187	5,352,937	5,338,417
Diluted	5,381,685	5,356,188	5,352,937	5,383,666

The LGL Group, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands)	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$40,711	$21,507
Marketable securities	22	16,585
Accounts receivable, net	356	543
Inventories, net	204	265
Prepaid expenses and other current assets	273	440
Total current assets	41,566	39,340
Property, plant, and equipment, net	—	1
Right-of-use lease asset	75	132
Intangible assets, net	57	78
Deferred income taxes, net	152	234
Total assets	$41,850	$39,785

Liabilities:
Total current liabilities	474	587
Non-current liabilities	694	708
Total liabilities	1,168	1,295

Total LGL Group stockholders' equity	38,762	38,490
Non-controlling interests	1,920	—
Total stockholders' equity	40,682	38,490
Total liabilities and stockholders' equity	$41,850	$39,785

The LGL Group, Inc.

Segment Results

(Unaudited)

	Three Months Ended December 31,
(in thousands)	2023	2022	$ Change	% Change
Revenues:
Electronic Instruments	$446	$524	$(78)	-14.9%
Merchant Investment	327	—	327	n/m
Corporate	222	54	168	311.1%
Total revenues	995	578	417	72.1%

Expenses:
Electronic Instruments	458	368	90	24.5%
Merchant Investment	64	—	64	n/m
Corporate	144	373	(229)	-61.4%
Total expenses	666	741	(75)	-10.1%

Income (loss) from continuing operations
Electronic Instruments	(12)	156	(168)	-107.7%
Merchant Investment	263	—	263	n/m
Corporate	78	(319)	397	124.5%
Income (loss) from continuing operations before income taxes	329	(163)	492	301.8%
Income tax expense (benefit)	169	(164)	333	203.0%
Net income (loss) from continuing operations	160	1	159	15,900.0%
Income from discontinued operations, net of tax	—	132	(132)	-100.0%
Net income	160	133	27	20.3%
Less: Net income attributable to non-controlling interests	26	—	26	n/m
Net income attributable to LGL Group common stockholders	$134	$133	$1	0.8%

	Fiscal Year Ended December 31,
(in thousands)	2023	2022	$ Change	% Change
Revenues:
Electronic Instruments	$1,728	$1,655	$73	4.4%
Merchant Investment	869	—	869	n/m
Corporate	1,081	(4,334)	5,415	124.9%
Total revenues	3,678	(2,679)	6,357	237.3%

Expenses:
Electronic Instruments	1,576	1,552	24	1.5%
Merchant Investment	216	—	216	n/m
Corporate	1,240	2,175	(935)	-43.0%
Total expenses	3,032	3,727	(695)	-18.6%

Income (loss) from continuing operations
Electronic Instruments	152	103	49	47.6%
Merchant Investment	653	—	653	n/m
Corporate	(159)	(6,509)	6,350	97.6%
Income (loss) from continuing operations before income taxes	646	(6,406)	7,052	110.1%
Income tax expense (benefit)	301	(1,529)	1,830	119.7%
Net income (loss) from continuing operations	345	(4,877)	5,222	107.1%
(Loss) income from discontinued operations, net of tax	(28)	1,885	(1,913)	-101.5%
Net income (loss)	317	(2,992)	3,309	110.6%
Less: Net income attributable to non-controlling interests	48	—	48	n/m
Net income (loss) attributable to LGL Group common stockholders	$269	$(2,992)	$3,261	109.0%